Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement”) is entered into as of November 1, 2016 by and between Shock, Inc. (the “Company”) and Randy W. Gilbert (“Executive”). This Agreement will become effective upon the Company successfully acquiring a third party with at least four (4) additional compressed natural gas stations (the “Effective Date”). Absent such event, this Agreement shall be null and void and of no force or effect. This Agreement cancels and supersedes the Executive Employment Agreement between Executive and the Company signed by Executive on August 4, 2016.

1.           Duties and Scope of Employment.

(a)                Positions and Duties. During the Employment Term (as defined below), Executive will serve as Chief Financial Officer of the Company and shall report to the Company’s Chief Executive Officer (the “CEO”). Executive’s authority, duties, and responsibilities will correspond to Executive’s position and will include any particular authority, duties, and responsibilities consistent with Executive’s position that the CEO may assign to Executive from time to time. Executive shall initially report to the Company’s offices located in the Minneapolis Metropolitan area; provided that Executive’s duties will include reasonable travel, including but not limited to travel to offices of the Company, its subsidiaries and affiliates, and such other business travel as is reasonably necessary and appropriate to the performance of Executive’s duties hereunder.

(b)           Obligations. During the Employment Term, Executive is required to faithfully and conscientiously perform his assigned duties and to diligently observe all of his obligations to the Company. Executive agrees to devote his full business time and efforts, energy and skill to his employment at the Company, and Executive agrees to apply all his skill and experience to the performance of his duties and advancing the Company’s interests. The foregoing shall not preclude Executive from engaging in civic, charitable or religious activities or, with the prior written consent of the Board, from serving on the boards of directors of other companies, as long as the activities do not interfere or conflict with Executive’s responsibilities to or his ability to perform his duties hereunder. During the Employment Term, Executive may not perform services as an employee or consultant of any other competitive organization and Executive will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. Executive shall comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during his employment. By signing this Agreement, Executive confirms to the Company that he has no contractual commitments or other legal obligations that would prohibit him from performing his duties for the Company.

(c)           Employment Term. The term of this Agreement shall be four (4) years commencing on the Effective Date, unless terminated earlier pursuant to the terms herein (the “Initial Term”). Unless earlier terminated pursuant to the terms herein, the Initial Term shall be automatically extended for additional one-year terms (each, a “Renewal Term”) upon the expiration of the Initial Term or any Renewal Term unless the Company or Executive delivers to the other at least 90 days prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be, a written notice specifying that the term of Executive’s employment will not be renewed at the end of the Initial Term or the then-current Renewal Term, as the case may be. Like the Initial Term, the then-current Renewal Term is subject to earlier termination pursuant to the terms herein. The Executive’s period of employment hereunder is referred to herein as the “Employment Term.” Notice of non-renewal given by the Company shall constitute the termination of Executive’s employment by the Company pursuant to Section 7(a) hereof effective as of the last day of the then-current Initial Term or Renewal Term, as the case may be, unless the Company satisfies the requirements of Section 7(b) for a termination for Cause, death or Disability or otherwise enters into an agreement with Executive that supersedes this Agreement.

2.           At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time, by either party, with or without Cause or Good Reason, or advance notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment as set forth in Section 7 below.

3.           Compensation.

(a)           Initial Base Salary. During the Employment Term the Company will pay Executive an annual base salary as compensation for his services (the “Base Salary”), initially at the rate of $150,000. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices. The Base Salary will be subject to review and adjustments will be made based upon the Company’s standard practices.

(b)           Annual Incentive Bonus. During the Employment Term, Executive will be eligible, at the discretion of the Board (or a committee thereof), to earn an annual incentive bonus (an “Annual Bonus”). The Board (or a committee thereof), in its sole discretion, will determine Executive’s target bonus opportunity and the criteria for earning such bonus, as well as Executive’s achievement of such criteria, and the amount of the Annual Bonus earned and payable to Executive for such year. Any Annual Bonus that is earned and becomes payable pursuant to this Section 3(b) will be paid no later than March 15 of the calendar year immediately following the calendar year to which the Annual Bonus relates, but the Executive must remain continuously employed by the Company through the payment date in order to earn the Annual Bonus. The determinations of the Board (or a committee thereof) with respect to the Annual Bonus will be final and binding.

(c)           Equity. Executive will be eligible to receive awards of stock options pursuant to any plans or arrangements the Company may have in effect from time to time. The Board (or a committee of the Board, if applicable) will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4.           Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans and programs currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, subject to eligibility requirements and the applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.           Vacation. Executive will be entitled to paid vacation of up to 20 days per calendar year, prorated for any partial calendar year of employment, in accordance with the Company’s vacation policy (including, without limitation, its policy relation to maximum accrual, carry-over and payout), with the timing and duration of specific vacations mutually and reasonably agreed to by Executive and the Board.

6.           Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.           Severance.

(a)           Termination by the Company without Cause; Resignation by Executive for Good Reason. If the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason during the Employment Term, then, subject to Sections 8 and 11(c), Executive will be entitled to:

(i)           (A) any unpaid Base Salary through Executive’s termination of employment; (B) reimbursement for any unreimbursed expenses incurred through Executive’s termination of employment; and (C) all other accrued payments or benefits to which Executive is entitled and has earned under the terms of any applicable compensation arrangement or benefit plan or program (collectively, the “Accrued Obligations”). Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty (30) days following Executive’s termination of employment, unless otherwise required by law or the terms of the applicable compensation arrangement or benefit plan or program;

(ii)           payment of cash severance in an amount equal to (A) the number of months in the Severance Period, multiplied by (B) the Executive’s monthly Base Salary (at the level in effect immediately prior to his termination date), payable to Executive in substantially equal monthly installments in accordance with the Company’s standard payroll procedures, commencing on the 60th day following Executive’s termination of employment;

(iii)           to the extent Executive and Executive’s spouse and dependent children properly (and timely) elect COBRA continuation coverage under the Company’s group health plan, the Company shall reimburse Executive for the proportionate cost of the premiums due for such coverage, as determined by the cost ratio policy for the Company’s employees in effect from time to time, for a period beginning on Executive’s termination date and ending on the earliest to occur of (A) the date on which Executive is no longer entitled to COBRA continuation coverage under the Company’s group health plan, (B) the last day of the month that includes or immediately precedes the first day that Executive is covered under another employer’s group health plan, and (C) the last day of the month in which the Severance Period ends, whichever is shortest; provided, however, that notwithstanding the foregoing or any other provision in this Agreement to the contrary, the Company may unilaterally amend this Section 7(a)(iii) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or any of its subsidiaries or affiliates, including, without limitation, under Code Section 4980D; provided further that any reimbursements to which Executive becomes entitled pursuant this Section 7(a)(iii) shall be paid to Executive no later than the last day of the calendar month immediately following the calendar month to which they relate (provided, however, that the first such reimbursement shall be made within ten (10) days after the 60th day following Executive’s termination of employment and shall include all such reimbursements as may relate to periods prior to such date).

(b)           Termination for Cause, Death, Disability or Voluntary Resignation. If Executive’s employment with the Company terminates for Cause by the Company, without Good Reason by the Executive, or due to Executive’s death or Disability, then all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to Accrued Obligations) and he shall not receive any amounts or benefits pursuant to Sections 7(a)(ii) or (iii).

8.           Conditions to Receipt of Severance.

(a)           Separation Agreement and Release of Claims. The receipt of any amounts or benefits pursuant to Sections 7(a) (other than Accrued Obligations) will be subject to Executive signing, allowing to become effective, not revoking and complying with a general release and waiver of claims in favor of the Company and its officers, directors and affiliates, which general release and waiver of claims shall be in a form prepared by the Company, in its reasonable discretion, and delivered to the Company no later than the due date set forth therein. By way of example and not limitation, the general release and waiver of claims will include any claims for wages, bonuses, employment benefits, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on the Company’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the American with Disabilities Act, the Family and Medical Leave Act, or any other legal limitation on the employment relationship.

(b)           Compliance with Covenants. The receipt of any severance benefits pursuant to Section 7(a) (other than Accrued Obligations) will be subject to Executive’s compliance with Sections 9(a), 9(b) and 9(c) of this Agreement. In the event Executive breaches any of Sections 9(a), 9(b), or 9(c), (i) all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 7(a) (other than Accrued Obligations) will immediately cease, and (ii) Executive will repay, or cause to be repaid, to the Company the full amount of any payments and benefits previously paid by the Company to the Executive pursuant to Section 7(a) (other than Accrued Obligations) prior to the date of such breach.

9.           Restrictive Covenants.

(a)           Non-Competition. In recognition of the consideration set forth herein, the sufficiency of which is hereby acknowledged, Executive hereby covenants and agrees that while employed during the Employment Term and for twenty-four (24) months after termination of Executive’s employment for any reason, whether voluntary or involuntary (the “Restricted Period”), Executive shall not either directly or indirectly, whether for consideration or otherwise: (A) engage in (except on behalf of the Company or its subsidiaries), or compete with the Company or any of its subsidiaries or affiliates in, a Competing Business anywhere in the Territory (any such entity, a “Competing Entity”); or (ii) form or assist others in forming, be employed by, perform services for, become an officer, director, member or partner of, or participant in, or consultant or independent contractor to, invest in or own any interest in (whether through equity or debt securities), assist (financially or otherwise) or lend Executive’s name, counsel or assistance to any Competing Entity.

(b)           Non-Solicitation. Also in recognition of the consideration set forth herein, Executive hereby covenants and agrees that during the Restricted Period, Executive shall not either directly or indirectly, whether for consideration or otherwise: (A) solicit or accept business from any customer of the Company for the purpose of providing goods or services in a Competing Business or solicit or induce any customer of the Company to terminate, reduce or alter in a manner adverse to the Company, any existing business arrangement or agreement with the Company, (B) be employed by any customer of the Company, or (C) solicit, hire, attempt to solicit or attempt to hire any person who is or was an employee, third party consultant or independent contractor of the Company or any of its subsidiaries or affiliates at any time during the twelve (12) months prior to such solicitation or hire. The restrictions set forth in this Section 9(b) shall not prohibit any form of general advertising or solicitation that is not directed at a specific person or entity and does not relate to a Competing Business.

(c)           Non-Disclosure and Non-Use of Confidential Information. At all times both during employment of Executive with the Company, and after the employment relationship with the Company has ended for any reason, Executive agrees that he will not, either directly or indirectly, (i) divulge, use, disclose (in any way or in any manner, including by posting on the Internet), reproduce, distribute, or reverse engineer or otherwise provide Confidential Information to any person, firm, corporation, reporter, author, producer or similar person or entity; (ii) take any action that would make available Confidential Information to the general public in any form; (iii) take any action that uses Confidential Information to solicit any customer or prospective customer of the Company; or (iv) take any action that uses Confidential Information for solicitation or marketing for any service or product or on Executive’s behalf or on behalf of any entity other than the Company or its subsidiaries or affiliates with which Executive may become associated, except (A) as required in connection with the performance of such Executive’s duties to the Company, (B) as required to be included in any report, statement or testimony requested by any municipal, state or national regulatory body having jurisdiction over Executive or his affiliates, (C) as required in response to any summons or subpoena or in connection with any litigation, (D) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to Executive, (E) as required in connection with an audit by any taxing authority, or (F) as permitted by the express written consent of the Board of Directors. In the event that Executive is required to disclose Confidential Information pursuant to the foregoing exceptions, Executive shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Confidential Information. If the Company does not obtain such relief prior to the time that Executive is legally compelled to disclose such Confidential Information, Executive may disclose that portion of the Confidential Information which counsel to Executive advises Executive that he is legally compelled to disclose or else stand liable for contempt or suffer censure or penalty. In such cases, Executive shall promptly provide the Company with a copy of the Confidential Information so disclosed. This provision applies without limitation to unauthorized use of Confidential Information in any medium, including film, videotape, audiotape and writings of any kind (including books, articles, e-mails, texts, blogs and websites).

Executive is hereby notified, pursuant to the federal Defend Trade Secrets Act of 2016 (“DTSA”), that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or where the disclosure of a trade secret is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, Executive is hereby notified under the DTSA that if an individual files a lawsuit for retaliation by an employer for reporting a suspected violation of law, the individual may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

(d)           Inventions and Patents; Third Party Information. The results and proceeds of Executive’s services to the Company hereunder (whether prior to or after the date of this Agreement), including, without limitation, any works of authorship related to the Company resulting from Executive’s services during Executive’s employment with the Company and any works in progress, will be works-made-for-hire and the Company (or its designee) will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Executive whatsoever. Executive will, from time to time, as may be requested by the Company and at the Company’s sole expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any rights in the results and proceeds of Executive’s services to the Company that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such rights. This Section 9(d) is subject to, and will not be deemed to limit, restrict or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being Executive’s employer. This Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by you for the Company.

(e)           Enforcement; Remedies. Executive acknowledges that the covenants set forth in Sections 9(a), 9(b), 9(c) and 9(d) impose a reasonable restraint on Executive in light of the business and activities of the Company and its subsidiaries or affiliates. Executive acknowledges that Executive’s expertise is of a special and unique character which gives this expertise a particular value, and that a breach of Sections 9(a), 9(b), 9(c) or 9(d) by Executive will cause serious and potentially irreparable harm to the Company and its subsidiaries or affiliates. Executive therefore acknowledges that a breach of Sections 9(a), 9(b), 9(c) or 9(d) by Executive cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company and its subsidiaries or affiliates from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, Executive acknowledges that the Company and its subsidiaries or affiliates are entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement. Executive acknowledges, however, that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Executive. If Executive breaches or threatens to breach this Agreement, Executive shall pay the reasonable attorneys’ fees and costs incurred by the Company in connection with enforcing its rights under this Agreement. Executive’s sole and exclusive remedy in the event of a breach of this Agreement by the Company shall be payment of severance benefits pursuant to Section 7(a).

(f)           Modification. In the event that any provision or term of Section 9(a), 9(b), 9(c) or 9(d), or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographic and temporal restrictions and provisions contained in Section 9(a) or 9(b)) is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to be effective for the maximum period of time for which it/they may be enforceable and over the maximum geographical area as to which it/they may be enforceable and to the maximum extent in all other respects as to which it/they may be enforceable. Such modified restriction(s) shall be enforced by the court or adjudicator. In the event that modification is not possible, because each of Executive’s obligations in Sections 9(a), 9(b), 9(c) and 9(d) is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.

10.           Definitions.

For purposes of this Agreement, the following defined terms have the following meanings:

(a)           “Cause” means any of the following: (i) Executive’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving dishonesty, wrongful taking of property, immoral conduct, bribery or extortion or any felony; (ii) willful material misconduct by Executive in connection with the business of the Company and its affiliates; (iii) Executive’s continued and willful failure to perform substantially his responsibilities to the Company under this Agreement, after written demand for substantial performance has been given by the Board that specifically identifies how Executive has not substantially performed his responsibilities; (iv)  Executive’s improper disclosure of confidential information or other material breach of this Agreement; (v) Executive’s material fraud or dishonesty against the Company or its affiliates; (vi)  Executive’s willful and material breach of the Company’s written code of conduct and business ethics or other material written policy, procedure or guideline in effect from time to time (provided that Executive was given access to a copy of such policy, procedure or guideline prior to the alleged breach) relating to personal conduct; or (vii) Executive’s willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board or any governmental or self-regulatory entity. Any determination of Cause by the Company shall be made by a resolution approved by a majority of the members of the Board, provided that, with respect to Section 10(a)(iii), the Board must give the Executive notice and thirty (30) days to cure the substantial nonperformance.

(b)            “Code” means the Internal Revenue Code of 1986, as amended.

(c)           “Competing Business” means (i) a business that is engaged in the acquisition or operation of compressed natural gas fueling stations, or (ii) any other business in which the Company or any of its subsidiaries or affiliates is then-currently engaged or was engaged at any time in the twelve (12) month period prior to Executive’s last day of employment with the Company.

(d)           “Confidential Information” means confidential or proprietary information and/or techniques of the Company or its subsidiaries or affiliates entrusted to, developed by, or made available to Executive, whether in writing, in computer form, reduced to a tangible form in any medium, or conveyed orally, that is not generally known by others in the form in which it is or was used by the Company or its subsidiaries or affiliates. Examples of Confidential Information include, without limitation: (i) sales, sales volume, sales methods, sales proposals, business plans or statements of work; (ii) customers, prospective customers, and customer records, including contact, preference and other customer information; (iii) costs and general price lists and prices charged to specific customers; (iv) the names, addresses, contact information and other information concerning any and all brokers, vendors and suppliers and prospective brokers, vendors and suppliers; (v) pricing information; (vi) terms of contracts; (vii) non-public information and materials describing or relating to the business or financial affairs of the Company or its subsidiaries or affiliates, including but not limited to, financial statements, budgets, projections financial and/or investment performance information, research reports, personnel matters, products, services, operating procedures, organizational responsibilities and marketing matters, policies or procedures; (viii) information and materials describing existing or new processes, products and services of the Company or its subsidiaries or affiliates, including marketing materials, analytical data and techniques, and product, service or marketing concepts under development, and the status of such development; (ix) the business or strategic plans of the Company or its subsidiaries or affiliates; (x) the information technology systems, network designs, computer program code, and application practices of the Company or its subsidiaries or affiliates; (xi) acquisition candidates of the Company or its subsidiaries or affiliates or any studies or assessments relating thereto; and (xii) trademarks, service marks, trade secrets, trade names and logos. Confidential Information does not include information that, other than as a result of a breach by Executive of this Agreement, is or becomes generally known to and available for use by the public.

(e)            “Disability” means Executive’s inability to perform one or more essential functions of his position, notwithstanding the provision of reasonable accommodation, by reason of any medically diagnosed physical or mental impairment which inability has lasted for a continuous period of 120 calendar days or more. A determination of such Disability will be made by a physician reasonably acceptable to the Company.

(f)           “Good Reason” means the occurrence of any of the following events, without the written consent of Executive:

(i)           a reduction by the Company in Executive’s Base Salary (as may have been increased after the Effective Date) by more than ten percent (10%), except as part of an across the board uniformly applied reduction affecting all senior executives;

(ii)           A material and permanent reduction in Executive’s authority, duties or responsibilities, other than any reduction which occurs solely as a result of the Company being acquired and made a part of a larger entity (as for example, when the Chief Executive Officer of the Company remains as such following an acquisition and is not made the Chief Executive Officer of the acquiring corporation or entity);

(iii)           Any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement under which Executive provides services to the Company.

Notwithstanding any other provision of this Agreement to the contrary, Executive shall not be deemed to have terminated his employment for Good Reason unless (A) Executive notifies the Company in writing of the condition that Executive believes constitutes Good Reason within ninety (90) days of the initial existence thereof (which notice specifically identifies such condition and the details regarding its existence), (ii) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (iii) Executive terminates employment with the Company (and its subsidiaries and affiliates) within thirty (30) days after the end of the Remedial Period.

(g)           “Section 409A” means Section 409A of the Code and the Treasury Regulations and guidance issued thereunder.

(h)           “Severance Period” means (i) the period between the Executive’s last day of employment and the one year anniversary of Executive’s employment hereunder if Executive’s employment is terminated under Section 7(a) prior to such one year anniversary or (ii) six (6) months, whichever period is longer.

(i)           “Territory” means any State in the United States in which the Company, its subsidiaries or affiliates then-currently conduct their business or have conducted their business at any time in the prior twelve (12) months.

11.           Tax Matters

(a)           Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(b)           Responsibility. Notwithstanding anything to the contrary herein, the Company makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Section 409A, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A or any other legal requirement from Executive or any other individual to the Company or any of its subsidiaries or affiliates. Executive, by executing this Agreement, shall be deemed to have waived any claim against the Company and its subsidiaries and affiliates with respect to any such tax, economic or legal consequences.

(c)           Section 409A. The parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement and any such payments and benefits, the parties intend that this Agreement and such payments and benefits comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(i)           if at the time Executive’s employment hereunder terminates, Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Section 409A, any and all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh month following the date on which Executive’s employment terminates or, if earlier, upon Executive’s death;

(ii)           a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein, and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment” and like terms shall mean separation from service;

(iii)           each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments; and

(iv)           with regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b), (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (C) such payments shall be made no later than two and a half months after the end of the calendar year in which the expenses were incurred.

(d)           Limitation on Payments Under Certain Circumstances.

(i)           Notwithstanding any other provision of this Agreement to the contrary, in the event that Executive becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock awards) under any plan, agreement or arrangement with the Company or any person affiliated with the Company (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Code Section 280G and the Treasury regulations promulgated thereunder (“Section 280G”) and it is determined that, but for this Section 12(d)(i), any of the Payments will be subject to any excise tax pursuant to Code Section 4999 or any similar or successor provision (the “Excise Tax”), the Company shall pay to Executive either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by Executive, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 11(d)(iii) (if applicable), Executive shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

(ii)           All computations and determinations called for by Sections 11(d)(i) and 12(d)(iii) shall be made and reported in writing to the Company and Executive by a third-party service provider selected by the Company (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and Executive. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

(iii)           In the event that Section 11(d)(i) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in a manner and order of priority that provides Executive with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced in the reverse order of payment. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A.

12.           Assignment. This Agreement and Executive’s rights under this Agreement is personal to Executive and shall not be assignable by Executive. The Company may assign this Agreement to any affiliated or successor company. As used in this Agreement, “Company” means Shock, Inc. and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by contract, operation of law or otherwise; and as long as such successor assumes and agrees to perform this Agreement, the termination of Executive’s employment by one such entity and the immediate hiring and continuation of Executive’s employment by the succeeding entity shall not be deemed to constitute a termination or trigger any severance obligation under this Agreement. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

13.           Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Shock, Inc.

2415 Annapolis Lane, Suite 100

Plymouth, MN 55441

Attn: John P. Yeros

If to Executive:

Randy W. Gilbert

224 Ridgeview Drive E

Wayzata, MN 55391

14.           Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15.           Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing that specifically references this Section and signed by duly authorized representatives of the parties hereto.

16.           Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17.           Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

18.           Governing Law. This Agreement will be construed and interpreted in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Minnesota, without regard to any choice of law rules. Any action brought to enforce or interpret this Agreement must be brought in the state or federal courts for the State of Minnesota, sitting in Hennepin County, and the parties hereby consent to the jurisdiction and venue of such courts in the event of any dispute. Each of the parties knowingly and voluntarily waives all right to trial by jury in any action or proceeding arising out of or relating to this Agreement, Executive’s employment by the Company, or for recognition or enforcement of any judgment.

19.           Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20.           Counterparts. This Agreement may be executed in counterparts, including by facsimile or electronic transmission, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

{Signature Page Follows}

IN WITNESS WHEREOF, each of the parties has executed this Executive Employment Agreement, in the case of the Company by its duly authorized officers, as of the day and year first above written.

COMPANY:

Shock, Inc.

By:	/s/ John P. Yeros	Date: November 1, 2016
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Randy W. Gilbert		Date: November 22, 2016
Randy W. Gilbert